Exhibit 10.1

AMENDMENT TO STOCK PURCHASE AGREEMENT AND
LETTER OF INVESTMENT INTENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT AND LETTER OF INVESTMENT INTENT (this “Amendment”) is made and entered into effective as of July 8, 2021, by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”) and Keystone Capital Partners LLC, a Delaware limited liability company (the “Investor”).

RECITALS:

A.         The Company and the Investor are parties to a certain Stock Purchase Agreement and Letter of Investment Intent dated as of August 31, 2020 (the “Stock Purchase Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Stock Purchase Agreement.

B.         Pursuant to the Stock Purchase Agreement, Investor agreed to purchase from time-to-time, at Call Closings to be held on dates of the Investor’s choosing, a total of One Hundred and Fifty Thousand (150,000) shares of Series D Preferred Stock, par value $0.001 per share, of the Company (the “Shares”) at the Per Share Purchase Price of $100.00 per Share, with the number of Shares to be sold and issued at each Call Closing to be determined by the Investor in its sole discretion, provided that all One Hundred and Fifty Thousand (150,000) Shares shall be purchased before the end of the 9-month period following the Effectiveness Date (the “Call Option Period”).

C.         The has Investor purchased Seventy-Two Thousand Five Hundred (72,500) Shares, leaving a remaining balance of Seventy-Seven Thousand Five Hundred (77,500) out of the One Hundred and Fifty Thousand (150,000) Shares (the “Remaining Shares”).

D.         Investor and the Company desire to amend the Stock Purchase Agreement to extend the expiration date of the Call Option Period upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises herein set forth and for other good and valuable consideration, the nature, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Call Option Period Extension. The parties hereby agree that the expiration of the Call Option Period is extended until 5:00 p.m. Eastern time on July 9, 2021.

2.    Commitment to Purchase. Prior to the termination of the Call Option Period, the Investor shall purchase (and fully fund the purchase of) a total of 22,077 of the Remaining Shares. After purchasing 22,077 of the Remaining Shares, the Investor shall have no further right or obligation to purchase Shares pursuant to the Stock Purchase Agreement.

3.    Representations; No Default. The Investor and the Company each represents and warrants that: (a) such it has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment, (b) neither this Amendment nor the agreements contained herein contravene or constitute a default under any other agreement, instrument or indenture to which the Investor or the Company is a party or a signatory, or any provision of the Investor charter documents or, to the best of such the Investor’s knowledge, any other agreement or requirement of law, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Investor or the Company of this Amendment or the performance of obligations of the Investor or the Company herein described, except for those which the Investor has obtained, and (d) the representations and warranties of the Investor and the Company contained in the Stock Purchase Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

4.         Affirmation, Further References. The Company and the Investor each acknowledge and affirm that the Stock Purchase Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Stock Purchase Agreement (except as amended by this Amendment) shall remain unmodified and in full force and effect. All references in any document or instrument to the Stock Purchase Agreement are hereby amended and shall refer to the Stock Purchase Agreement as amended by this Amendment.

5.         Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts-of-law principles thereof.

6.         Mutual Release. In consideration of the covenants, agreements, and undertakings of the parties under this Amendment, each of the Company and Investor, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Amendment arising out of or relating to the Stock Purchase Agreement, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Amendment.

7.          Counterparts; Headings; Signatures. This Amendment may be executed in counterparts, which taken together shall constitute one agreement binding on the parties hereto. Any section headings herein are for convenience only, do not constitute a part of this Amendment, and shall not be deemed to limit or affect any of the provisions hereof. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as original signatures.

8.         Amendment Effectiveness. Notwithstanding anything herein to the contrary, in the event that Investor does not purchase (and fully fund the purchase of) a total of 22,077 of the Remaining Shares on or before 5:00 p.m. Eastern time on July 9, 2021, this Amendment shall be null and void ab initio in its entirety without any further action by the parties hereto.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

THE COMPANY:

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Jed A. Latkin
Jed A. Latkin, CEO, CFO, COO

THE INVESTOR:

KEYSTONE CAPITAL PARTNERS LLC

By:	/s/ Fredric Zaino
Fredric Zaino, Manager

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